SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 23, 2011

CENTRAL VALLEY COMMUNITY BANCORP

(Exact Name of Registrant as Specified in Charter)

California	000-31977	77-0539125
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7100 N. Financial Dr., Suite 101, Fresno, CA	93720
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (559) 298-1775

(Former Name or Former Address, if Changed Since Last Report)     Not Applicable

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

On August 23, 2001, Central Valley Community Bancorp, a California corporation (the “Company”),  agreed to exchange of 258,862 shares of non-voting common stock of the Company currently held in the aggregate by Patriot Financial Partners, L.P. and Patriot Financial Partners Parallel, L.P. (collectively, “Patriot”) for  258,862 shares of the Company’s voting common stock.  As a condition of the issuance, Patriot was required to provide evidence satisfactory to the Company that Patriot had obtained from each of the California Department of Financial Institutions and the Federal Reserve Bank of Philadelphia for acquisition by Patriot of up to nineteen and nine-tenths percent (19.9%) of the Company’s voting shares.

As a result of the transaction, the ownership by Patriot of the Company’s voting common stock increased from approximately 9.26% to approximately 11.97%.  Patriot has advised the Company that Patriot believes the acquisition of additional voting stock pursuant to the exchange is consistent with the approvals Patriot received from the California Department of Financial Institutions and the Federal Reserve Bank of Philadelphia to increase its ownership up to 19.9%.  Under the federal Change in Bank Control Act, Patriot’s increase in voting stock ownership beyond 10% required approval by the Federal Reserve. Patriot has represented to regulators and to the Company that it does not contemplate changes in the board of directors or senior executives of the Company, or significant changes to the Company’s business strategy or corporate structure.  No such changes have occurred.

The issuance of voting common stock was conducted in a privately negotiated transaction exempt from registration pursuant to Sections 3(a)(9) and  4(2) of the Securities Act of 1933, as amended.

Item 3.02.	Unregistered Sales of Equity Securities.

The information set forth under “Item 1.01 Entry into a Material Definitive Agreement” is incorporated by reference into this Item 3.02.

Item 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits.

The following exhibits are filed herewith:

Exhibit Number	Description of Exhibit

10.1	Share Exchange Agreement, dated August 23, 2011, among the Company and Patriot Financial Partners, L.P. and Patriot Financial Partners Parallel, L.P.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Central Valley Community Bancorp

Date: August 25, 2011	By:	/s/ Daniel J. Doyle
	Name:	Daniel J. Doyle
	Title:	President and Chief Executive Officer (principal executive officer)